CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                 12 Months Ended
                                              -------------------------------------------------------------------------------------
                                                   June        December       December       December       December       December
                                                   1999           1998          1997           1996           1995           1994
                                               ------------  -------------  ------------   ------------   ------------   -----------
                                                                                            (In Millions of Dollars)

Net Income                                 $        324.9  $       305.9  $      254.1  $       272.3  $       297.4  $       283.7
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends                181.1          169.3         145.1          148.3          152.0          137.6
                                                -----------  -------------  ------------   ------------   ------------   -----------
Adjusted Net Income                        $        506.0  $       475.2  $      399.2  $       420.6  $       449.4  $       421.3
                                                 ---------  -------------  ------------   ------------   ------------   ------------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness      $        257.7  $       255.3  $      234.2  $       203.9  $       206.7  $       204.2
      Earnings required for BGE Preference
          Stock Dividends                            26.2           33.8          45.1           59.4           61.0           59.0
      Capitalized Interest                            2.3            3.6           8.4           15.7           15.0           12.4
      Interest Factor in Rentals                      1.8            1.9           1.9            1.5            2.1            2.0
                                                ------------  -------------  ------------   ------------   ------------   ----------
      Total Fixed Charges                  $        288.0  $       294.6  $      289.6  $       280.5  $       284.8  $       277.6
                                                ------------  -------------  ------------   ------------   ------------   ----------


Earnings (1)                               $        791.7  $       766.2  $      680.4  $       685.4  $       719.2  $       686.5
                                                ============  =============  ============   ============   ============   ==========


Ratio of Earnings to Fixed Charges                   2.75           2.60          2.35           2.44           2.52           2.47

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(1)   Earnings  are deemed to consist of net income  that  includes  earnings of
      Constellation Energy's consolidated subsidiaries, equity in the net income of BGE's  unconsolidated  subsidiary,  income  taxes  (including  deferred income taxes,  investment  tax credit  adjustments,  and the tax effect of
      BGE's   preference  stock   dividends),   and  fixed  charges  other  than
      capitalized interest.